Exhibit 11.1

Consent of Independent Public Accounting Firm

We consent to the inclusion in Virtuoso Surgical, Inc.’s Annual Report on Form 1-K for the year ended December 31, 2021 of our Independent Auditor’s Report dated April 29, 2022 with respect to the financial statements of Virtuoso Surgical, Inc. as of and for the years ended December 31, 2021 and 2020.

/s/ Blankenship CPA Group, PLLC

Blankenship CPA Group, PLLC

Nashville, Tennessee

April 29, 2022

Brentwood • Dickson • Goodlettsville
Mt. Juliet • Murfreesboro • Nashville	www.bcpas.com